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EXHIBIT 11


                                  NEOPATH, INC.

                        COMPUTATION OF NET LOSS PER SHARE



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
                                                                       THREE MONTHS ENDED                 SIX MONTHS ENDED
                                                                            JUNE 30,                          JUNE 30,
                                                                 -----------------------------      ----------------------------

                                                                     1996             1995             1996              1995
                                                                     ----             ----             ----              ----
Net loss                                                         $ 4,547,549        $3,403,179      $ 8,149,623       $6,417,192
                                                                 ===========        ==========      ===========       ==========

HISTORICAL:

  Shares used in calculating net loss per share -
     Weighted average common shares outstanding                   13,063,029         9,640,155       12,592,560        8,257,283
                                                                 ===========        ==========      ===========       ==========

  Net loss per share                                                   $0.35             $0.35            $0.65            $0.78
                                                                       =====             =====            =====            =====

PRO FORMA:

  Shares used in calculating pro forma net loss per share -
     Weighted average common shares outstanding                   13,063,029         9,640,155       12,592,560        8,257,283

  Weighted average common shares giving effect to
     conversion of convertible preferred stock for all periods
     subsequent to issuance                                             --                --               --            810,226
                                                                 -----------        ----------      -----------       ----------

                      Total                                       13,063,029         9,640,155       12,592,560        9,067,509
                                                                 ===========        ==========      ===========       ==========

  Pro forma net loss per share                                         $0.35             $0.35            $0.65            $0.71
                                                                       =====             =====            =====            =====
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